                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       American Freightways Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       American Freightways Corporation
- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        Not Applicable
    ---------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        Not Applicable
    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        Not Applicable
    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

    (5) Total fee paid:

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[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        Not Applicable
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    (2) Form, Schedule or Registration Statement No.:

        Not Applicable
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    (3) Filing Party:

        Not Applicable
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    (4) Date Filed:

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Notes:

                   [AMERICAN FREIGHTWAYS LOGO APPEARS HERE]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 28, 1995


TO THE SHAREHOLDERS OF AMERICAN FREIGHTWAYS CORPORATION:

       The Company cordially invites you to attend the Annual Meeting of Shareholders of American Freightways Corporation, an Arkansas Corporation (the "Company"), to be held at 2200 Forward Drive, Harrison, Arkansas on Tuesday, March 28, 1995 at 7:00 p.m., local time, for the following purposes:

     1. To fix the number of directors for the ensuing year at nine and to elect nine directors.

     2. To approve an amendment to certain provisions of the Company's Articles of Incorporation relating to the election, terms of office, removal, filling vacancies and fixing the number of directors.

     3. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

       Only shareholders of record at the close of business on February 13, 1995 will be entitled to vote at the Annual Meeting and any adjournment thereof.

       The Company's Proxy Statement is submitted herewith. The annual report for the year ended December 31, 1994 is being mailed to shareholders together with the mailing of this Notice and Proxy Statement.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/ F. S. Garrison
                                 ___________________________________
                                 F. S. (Sheridan) Garrison,
                                 Chairman of the Board of Directors,
                                 President and Chief Executive Officer


Harrison, Arkansas
February 21, 1995



                             YOUR VOTE IS IMPORTANT

       YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                   [AMERICAN FREIGHTWAYS LOGO APPEARS HERE]

                        AMERICAN FREIGHTWAYS CORPORATION
                               2200 FORWARD DRIVE
                           HARRISON, ARKANSAS  72601
                               __________________

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                    MARCH 28, 1995 AND ADJOURNMENTS THEREOF
                               __________________

                      SOLICITATION AND REVOCATION OF PROXY

       The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held at 2200 Forward Drive, Harrison, Arkansas on Tuesday, March 28, 1995 at 7:00 p.m., local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of American Freightways Corporation (the "Company").
Such solicitation is being made primarily by mail, but may also be made in person or by telephone or telegraph by officers, directors, and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

       Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked at any time before it is used, upon written notice to Tom Garrison, Secretary/Treasurer of the Company by executing a new proxy or by attending the meeting and voting in person. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

       The Company knows of no matter to be brought before the meeting other than that referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

       This proxy material is first being mailed to shareholders on February 21, 1995.


                      OUTSTANDING STOCK AND VOTING RIGHTS

       The outstanding shares of the Company as of February 13, 1995, totaled 30,541,998 shares of common stock, all of one class. At the meeting, each shareholder will be entitled to one vote, in person or by proxy, for each share of stock owned of record at the close of business on February 13, 1995. Votes will be tabulated by inspectors of election appointed by the Company's Board of Directors. The stock transfer books of the Company will not be closed.

       The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for the Board of Directors while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant the proxy authority to vote for all nominees, check the box marked "FOR" which appears above the list of nominees. If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD", also located above the list of nominees. If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) against whom you are voting by drawing a line through such name(s). If you wish to vote against all of the nominees, check the box marked "AGAINST". By checking the box marked "WITHHOLD" your shares will neither be voted for nor against any director but will be counted for quorum purposes. Broker non-votes are not relevant to the determination of whether the proposal to elect directors has been approved but will be counted for quorum purposes.

       Shareholders are not entitled to cumulative voting with respect to the election of directors.

       The enclosed form of proxy also provides a method for shareholders to abstain from voting with respect to the proposal to approve the Classified Board Amendment as described on pages 5 through 8 hereof. By abstaining, shares would not be voted either for or against such proposal, but would be counted for quorum purposes. Additionally, because the proposal to approve the Classified Board Amendment requires the affirmative approval of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, abstentions will have the effect of a negative vote. While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible. Broker "non-votes" will have the same effect as abstentions for purposes of determining whether the proposal to approve the Classified Board Amendment has been adopted.


                        SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth the name, age, term of office as director of the Company, and ownership of the Company's Common Stock with respect to each nominee for election to the Board of Directors, the named directors, the executive officers of the Company named under the caption "Executive Compensation" and the directors and officers of the Company as a group.

                                                 YEAR FIRST
                                                  ELECTED        SHARES         PERCENTAGE
    NOMINEE                            AGE        DIRECTOR        OWNED            (2)
    -------                            ---       ----------    ----------       ----------
    F. S. (Sheridan) Garrison          60            1982      10,254,308          33.58(1)

    Tom Garrison                       34            1982         262,204           0.86(1)

    Will Garrison (3)                  31               -         101,968           0.33(1)

    James R. Dodd                      45            1989            *               *

    Tony R. Balisle (3)                56               -            *               *

    Frank Conner                       45            1989            *               *

    Ben A. Garrison                    63            1987       1,500,000           4.91(1)

    T. J. Jones                        58            1989            *               *

    Ken Reeves                         47            1989            *               *

    All directors and executive
      officers (including 13
      persons)                                                 12,553,630          41.10(1)

__________________
(1)  See "Principal Shareholders."

(2) Percentage based upon 30,541,998 shares of the Company's Common Stock outstanding as of February 13, 1995.
(3) Will Garrison and Tony R. Balisle are nominees for the Board of Directors at the 1995 Annual Shareholders Meeting.

* Denotes ownership of less than 1% of the total outstanding shares of common stock.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

GENERAL

   Assuming the shareholders approve the proposed amendment to the Articles of Incorporation described under "Proposal 2 - Amendment to Certain Provisions of the Articles of Incorporation Relating to the Election, Terms of Office, Removal, Filling Vacancies and Fixing Number of Directors," the Board will be classified into three classes, with three directors in each class serving three-year terms (and, in each case, until their respective successors are duly elected and qualified); except that the initial terms of the directors in Class I will expire at the 1996 annual meeting of shareholders, the initial terms of the directors in Class II will expire at the 1997 annual meeting of shareholders and the initial terms of the directors in Class III will expire at the 1998 annual meeting of shareholders. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR ELECTION OF THE NOMINEES.

   In the event that the shareholders do not approve the proposed amendment to the Articles of Incorporation described under "Proposal 2 - Amendment to Certain Provisions of the Articles of Incorporation Relating to the Election, Terms of Office, Removal, Filling Vacancies and Fixing Number of Directors," the Board will continue to have one class of directors, elected annually and each serving a one-year term (and, in each case, until their respective successors are duly elected and qualified), and the Nominees will be considered nominated for the nine director positions, each with one-year terms, and without regard to the class designations below. The number of directors, fixed at nine, would continue to be as fixed from time to time by or in the manner provided in the Company's Bylaws.

   Information regarding the Nominees is set forth below. Each of the Nominees is currently serving as a director of the Company except Messrs. Tony R. Balisle and Will Garrison.

   A majority of the votes of the Common Stock cast at the Annual Meeting (or any adjournments thereof) is required to elect directors. Each Nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

   THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

   Ben A. Garrison helped organize the Company in 1982 and until his retirement in 1994, served as Senior Vice President of the Company.

   Tony R. Balisle started in the transportation industry in 1963 and served in several positions including President of Campbell 66 Express, Inc. Mr. Balisle currently serves the Company as Executive Vice President-Operations. Mr. Balisle served the Company as Regional Vice President since 1986.

   Will Garrison is a Vice President of the Company. He has served the Company as Assistant Secretary-Treasurer and as Vice President since 1986.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

   Tom Garrison joined American Freightways in 1982 and serves the Company as Secretary-Treasurer and Vice President.

   T. J. Jones has served on the Board of Directors since March 1989. Mr. Jones helped organize the Company in 1982 and previously served as the Company's Executive Vice President-Operations until retirement in 1994.

   Frank Conner has served on the Board of Directors since 1989. Mr. Conner joined American Freightways in 1994 as Vice President-Special Projects. He previously served as Executive Vice President/General Manager of McKesson Service Merchandising in Harrison, Arkansas.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS

   F. S. (Sheridan) Garrison, the founder of American Freightways, has been the President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in 1982.

   James R. Dodd, a certified public accountant, joined American Freightways in 1985 and is the Company's Executive Vice President-Accounting & Finance, Chief Financial Officer and a Director since 1989.

   Ken Reeves, a Director since March, 1989, is an attorney-at-law in private practice for over 21 years in Harrison, Arkansas.

   Mr. Ben A. Garrison and Mr. F. S. Garrison are brothers. Messrs. Tom and Will Garrison are sons of Mr. F. S. Garrison. Except for the foregoing, no family relationships exist among any of the persons named above.

COMMITTEES

   The Company presently does not have a standing nominating committee. The Board of Directors nominates persons for director. The Board will consider suggestions by shareholders for names of nominees as Class I Directors of the Board of Directors for the 1996 Annual Meeting (assuming Proposal 2 is adopted), provided that such suggestions are made in writing and delivered to Mr. Tom Garrison, Secretary/Treasurer of the Company, on or before December 29, 1995.

   The Company has a standing Compensation Committee composed of Mr. T. J. Jones, Mr. Ken Reeves and Mr. F. S. Garrison. The Compensation Committee is charged with, among other things, the supervision and administration of the Company's employee benefit plans and the review and approval of officers' salaries as well as review of the general wage policy of the Company.

   The Company has an Audit Committee which is presently composed of Mr. Ken Reeves, Mr. Frank Conner and Mr. T. J. Jones. The Audit Committee recommends candidates to serve as the Company's auditors, reviews the reports of the Company's auditors and has the authority to investigate the financial and business affairs of the Company.

   During the past fiscal year, the Board of Directors met on five occasions, the Compensation Committee met on two occasions and the Audit Committee met on three occasions. Each director attended at least 75% of the meetings of the Board or Board Committee during 1994.

                 PROPOSAL 2 - AMENDMENT TO CERTAIN PROVISION OF
                 THE ARTICLES OF INCORPORATION RELATING TO THE
               ELECTION, TERMS OF OFFICE AND REMOVAL OF DIRECTORS

   Proposal 2 has four parts, which are enumerated on the enclosed proxy as follows: Part A - Classification of the Board; Part B - Removal of Directors Only for Cause; Part C - Filling of Vacancies on the Board; and Part D - Fixing the Size of the Board. Shareholders may vote for or against, or abstain from voting with respect to, each of the four parts of Proposal 2 individually, and need not vote or abstain consistently with respect to such parts. THE FOUR INDIVIDUAL PARTS OF PROPOSAL 2 ARE INTERRELATED. THE IMPLEMENTATION OF EACH SUCH PART IS BELIEVED NECESSARY IN ORDER FOR THE OBJECTIVES SOUGHT TO BE ACHIEVED BY PROPOSAL 2 TO BE FULLY ACHIEVED. ACCORDINGLY, NO PART OF PROPOSAL 2 WILL BE IMPLEMENTED UNLESS EACH OF THE INDIVIDUAL PARTS OF PROPOSAL 2 IS APPROVED BY THE REQUISITE VOTE OF SHAREHOLDERS. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF EACH PART OF PROPOSAL 2.

GENERAL

   The Board has unanimously adopted, and recommends that the Company's shareholders approve (by approving each of the four parts of Proposal 2), an amendment (the "Classified Board Amendment") to Article Sixth of the Company's Articles of Incorporation. The Classified Board Amendment would, in general: (i) classify the Board into three separate classes, as nearly equal in number as possible, with one class being elected each year and require the vote of two-thirds of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such classification; (ii) provide that directors may be removed only for cause and only with the approval of holders of two-thirds or more of the voting power of the Company's voting stock and require the vote of two-thirds of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision;
(iii) provide that any vacancy on the Board may be filled only by the remaining directors then in office, even though less than a quorum, and require the vote of two-thirds of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision; and (iv) provide that the number of directors may be determined only by the affirmative vote of the majority of the entire Board and require the vote of two-thirds
(66 2/3%) of the voting power of the Company's voting stock to amend or repeal, or to adopt any provision inconsistent with, such provision. The foregoing components of the Classified Board Amendment, which are enumerated on the enclosed proxy as Parts A through D of Proposal 2, are discussed in greater detail below.

   The Classified Board Amendment, as a whole, is intended to (i) promote continuity and stability in the management and policies of the Company, (ii) encourage potential acquirors to negotiate with the Board, acting on behalf of the Company and its shareholders, (iii) enhance the bargaining position of the Board in such negotiations, and (iv) discourage certain takeover-related tactics that may be inconsistent with the best interests of the Company and its shareholders. Management anticipates that the provisions of the Classified Board Amendment, if adopted, are sufficient to accomplish their intended purposes. The proposed adoption of the Classified Board Amendment is not part of a plan by management to adopt a series of such amendments and management does not intend to propose other takeover measures in future proxy proposals.

   The Classified Board Amendment is proposed at this time because the Board believes that the existing provisions of Article Sixth of the Articles of Incorporation may increase the Company's vulnerability to potentially coercive or unfair takeover practices and takeover proposals or takeover-related tactics which are inadequate or otherwise not in the best interests of the Company and its shareholders. In particular, the Board believes that the imminent threat of the removal and replacement of a majority or all of the Company's directors by means of a proxy contest in connection with an unsolicited takeover proposal could severely curtail the Board's ability effectively to (i) negotiate with the potential acquiror to improve the terms of such proposal or (ii) otherwise respond to such proposal, including, under appropriate circumstances, by developing or implementing alternatives designed to provide superior value to the Company's shareholders. Moreover, because of the serious disruption to the Company's management, policies and business operations that would likely result from a replacement of a majority or all of the Company's directors, it is possible that even a person who was not seriously interested in acquiring control of the Company could seek to use the threat of a proxy contest or takeover proposal as a means to pressure the Company to repurchase such person's voting securities at a substantial premium over market price in order to avoid such disruption. The proposal of the Classified Board Amendment is not the result of, or in response to, any specific effort to accumulate shares of the Company's stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, the proposal of the Classified Board Amendment is not in response to any past difficulty in retaining continuity in the Board or management; as the Company has not experienced, and does not anticipate experiencing, such difficulties.

   The Company's Articles of Incorporation and Bylaws, as presently in effect, do not contain provisions similar in purpose and effect to the Classified Board Amendment. Article Sixth of the Articles of Incorporation presently provides that the number of directors of the Company will be fixed from time to time by or in the manner provided by the Bylaws. The Bylaws presently provide that the number of directors shall be not more than 15 and that the exact number of directors shall be determined by the shareholders. In addition, the Company's Bylaws, as presently in effect, provide that any director may be removed from office with or without cause by the holders of a majority of the voting power of all shares of the Company entitled to vote generally in an election of directors at a special shareholders' meeting called expressly for that purpose. The Corporation Act (defined below) provides that any vacancy resulting from resignation, death or removal of a director may be filled either by a majority of the remaining members of the Company's Board of Directors or the Company's shareholders. Cumulative voting for the election of directors is not permitted under the Company's Articles of Incorporation, its Bylaws or the Corporation Act.

PURPOSES AND EFFECTS OF THE PROPOSED CLASSIFIED BOARD AMENDMENT

   Part A - Classification of the Board. Under this portion of the Classified Board Amendment, the Company's directors would be divided into three classes, with three directors elected for a term expiring at the 1996 Annual Meeting, three directors elected for a term expiring at the 1997 Annual Meeting, and the remaining three directors elected for a term expiring at the 1998 Annual Meeting (and, in each case, until their respective successors are duly elected and qualified). At each Annual Meeting of Shareholders commencing with the 1996 Annual Meeting, one class of directors would be elected for a three-year term. If at any time the size of the Board is increased the number of directors would be apportioned among the three classes to make all classes as nearly equal as possible. Under the Corporation Act, a board with staggered terms must have a minimum of nine members. Under the portion of the Classified Board Amendment constituting Part A of Proposal 2, the vote of two-thirds (66 2/3%) of the voting power of the Company's voting stock would be required for the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions described in this paragraph. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or of any class of directors. If adopted, the Classified Board Amendment would be applicable to every election of the Company's Board of Directors, without regard to whether a change in control of the Company has occurred.

   Information concerning the current nominees for election as directors at the Annual Meeting and the terms for which they will serve if each part of Proposal 2 is approved is set forth under the caption "Election of Directors." If each part of Proposal 2 is not approved, all nominees would be elected to serve until the 1996 Annual Meeting and until their successors are elected and qualified.

   The Board believes that a classified board will promote continuity and stability in the management and policies of the Company because, absent extraordinary circumstances, a majority of the Company's directors at any given time will have had prior experience as directors of the Company. The Board further believes that such continuity and stability will facilitate long-term planning for the Company's business. The classification of directors would have the effect of making it more difficult to change the composition of the Board. Absent extraordinary circumstances, at least two shareholders meetings, instead of one, would be required to effect a change in the majority control of the Board, except in the event of vacancies resulting from removal for cause or other reason (in which case, the remaining directors would fill the vacancies so created as described below). If each part of Proposal 2 is approved, the classification provisions would apply whether or not a change in the Board would be beneficial to the Company and its shareholders.

   Section 4-27-806 of the Arkansas Business Corporation Act of 1987 (the "Corporation Act") authorizes the staggering of directors' terms if there are nine (9) or more directors and if the Corporation's Articles of Incorporation so provide.

   Part B - Removal of Directors Only for Cause. Under the portion of the Classified Board Amendment constituting Part B of Proposal 2, directors of the Company could be removed by shareholders only for cause, and then only by the vote of the holders of two-thirds (66 2/3%) of the voting power of the Company's voting stock, voting together as a single class, and the vote of two-thirds
(66 2/3%) of the voting power of the Company's voting stock would be required for the amendment or repeal of, or the adoption of any provision inconsistent with, such provisions. "Cause" shall be defined to mean that a Court of competent jurisdiction shall have definitively concluded that a director has engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the Company. This portion of the Classified Board Amendment is intended to preclude a potential acquiror or other shareholder from removing incumbent directors without cause, but would permit the holders of two-thirds (66 2/3%) of the voting power of the Company's voting stock, voting together as a single class, to remove directors for cause. The primary purpose of this portion of the Classified Board Amendment is to preclude the removal of any director or directors by the proponent of an unsolicited takeover proposal or another shareholder, unless removal is warranted for reasons other than control of the Board.

   Section 4-27-808 of the Arkansas Corporation Act provides that the shareholders of a corporation may remove its directors with or without cause unless the Articles of Incorporation provide for removal only for cause. The Company's Articles of Incorporation currently do not provide for removal only for cause.

   Part C - Filling of Vacancies on the Board. Under the portion of the Classified Board Amendment constituting Part C of Proposal 2, a vacancy on the Board, including a vacancy created by an increase in the number of directors, occurring prior to the expiration of the term in office of the class in which such vacancy occurs, could be filled by the remaining directors, but not by the shareholders. The portion of the Classified Board Amendment constituting Part C of Proposal 2 also provides that any director elected to the Board to replace another director will hold office for the unexpired term of the director he or she replaced and a director elected by the Board to fill a vacancy created by an increase in the number of directors will hold office until the next election for the class to which he or she was elected. Under the portion of the Classified Board Amendment constituting Part C of Proposal 2, the vote of two-thirds
(66 2/3%) of the voting power of the Company's voting stock would be required for the amendment or repeal of, or the adoption of any provision inconsistent with, the provision described in this paragraph.

   Although the portion of the Classified Board Amendment constituting Part B of Proposal 2 would permit the holders of two-thirds (66 2/3%) of the voting power of the Company's voting stock, voting together as a single class, to remove directors for cause, under the portion of the Classified Board Amendment constituting Part C of Proposal 2 only the directors would have the power to fill the vacancies created by such removal. The primary purpose of this portion of the Classified Board Amendment, in conjunction with the portion of the Classified Board Amendment constituting Part B of Proposal 2, is to preclude a potential acquiror or other shareholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees.

   Section 4-27-810 of the Corporation Act provides in part that unless the Articles of Incorporation provide otherwise (and the current Articles of Incorporation do not), if any vacancy occurs on the board of directors, including a vacancy created by an increase in the number of directors, either a majority of the Company's shareholders or the remaining directors may fill the vacancy.

   Part D - Fixing the Size of the Board. The portion of the Classified Board Amendment constituting Part D of Proposal 2 provides that the number of directors comprising the entire Board shall be a number not less than three nor greater than fifteen and would alter the arrangement set forth in the current Bylaws by providing that the number, within such range, will be as authorized exclusively by a majority of the entire Board. The portion of the Classified Board Amendment constituting Part A of Proposal 2 would also require the vote of two-thirds (66 2/3%) of the voting power of the Company's voting stock for the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions described in the immediately preceding sentence. The primary purpose of this portion of the Classified Board Amendment, in conjunction with the portion of the Classified Board Amendment constituting Part C of Proposal 2, is to prevent a potential acquiror or other shareholder from increasing the number of directors and attempting to fill those vacancies. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or of any class of directors.

   Possible Disadvantages of the Classified Board Amendment. The Classified Board Amendment is not intended to, and the Board believes that it would not, deter fully priced and financed cash offers for all outstanding shares of Common Stock because the Board's fiduciary duties would require it to act in the best interests of the Company and its shareholders in responding to an unsolicited takeover proposal. However, it is possible that the Classified Board Amendment could have the effects of discouraging certain unsolicited takeover proposals and make it more difficult to replace the existing Board and management even though such a proposal or replacement might be beneficial to the Company and its shareholders and even though some shareholders might otherwise desire such a proposal or replacement. Acquisitions or other changes in control which are proposed and effected without prior consultation and negotiation with the existing Board and management are not necessarily detrimental to the Company and its shareholders. Such proposals may enable certain stockholders to sell their shares at a price higher than that which would otherwise prevail. In addition, since the provisions of the Classified Board Amendment would make the removal of directors more difficult than at present, it will increase the directors' security in their positions, and since the Board has the ability to retain and discharge management, could perpetuate incumbent management. The Board, however, believes that the benefits of continuity and stability in the management and policies of the Company and the enhancement of the Board's ability to negotiate with the proponents of unsolicited takeover proposals and otherwise respond to such proposals outweigh the disadvantages of potentially discouraging such proposals and the possibility of self-interest by management.

   Members of the Company's management, principally members of the Garrison family (including F. S. Garrison, Ben A. Garrison, Will Garrison and Tom Garrison) all of whom are nominees for election as members of the Board of Directors of the Company, presently own 41.10% of the common stock of the Company. Accordingly, the members of management do not beneficially own in the aggregate voting power sufficient to approve Proposal 2.

VOTE REQUIRED FOR APPROVAL

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve each part of Proposal 2. Unless each of the four parts of Proposal 2 is approved by such vote, the Classified Board Amendment will not be implemented.

   THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF EACH PART OF PROPOSAL 2. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             PRINCIPAL SHAREHOLDERS

   As of February 13, 1995, the only shareholders known by the Company to own, directly or indirectly, more than 5% of the Company's Common Stock, the only class of the Company's capital stock presently outstanding, are reflected in the following table:



                                          NUMBER OF SHARES                 PERCENT OF
                                            BENEFICIALLY                   OUTSTANDING
         NAME AND ADDRESS                      OWNED                       SHARES (2)
         ----------------                 ----------------                 -----------


          F. S. Garrison (1)                 10,254,308                      33.58%

          Stephens Inc.                       1,664,744(3)                    5.45%

          Ben A. Garrison (1)                 1,500,000                       4.91%

          Tom Garrison                          262,204                       0.86%

          Will Garrison                         101,968                       0.33%

__________________
(1) The address of this shareholder is 2200 Forward Drive, Harrison, Arkansas, 72601. Amounts shown include shares held under trust or otherwise by or for the benefit of certain immediate family members.

(2) Percentage based upon 30,541,998 shares of the Company's Common Stock outstanding as of February 13, 1995.

(3) Includes shares held in various discretionary investment accounts maintained for the benefit of certain clients of Stephens Inc., and shares held by or for the benefit of certain officers, directors or employees of Stephens Inc., as to all of which shares Stephens Inc. has disclaimed beneficial ownership. The address of Stephens Inc. is 111 Center Street, Little Rock, Arkansas, 72201.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table shows all of the cash compensation paid or to be paid by the Company as well as certain other compensation paid to the Chief Executive Officer and the three highest paid executive officers of the Company for such period in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL           LONG-TERM         ALL OTHER
                                   COMPENSATION (c)    COMPENSATION     COMPENSATION
                                   ----------------    ------------     ------------
                                       SALARY            AWARDS
   NAME AND                              (a)           OPTIONS/SARS          (b)
   POSITION            YEAR              ($)               (#)               ($)
   --------            ----        ----------------    ------------     ---------------
 F. S. Garrison        1994            250,000             30,000/0         7,865
 President and CEO     1993            225,000            500,000/0         7,313
                       1992            192,400                  -0-         3,888

 James. R. Dodd        1994            150,000              5,000/0         5,469
 Exec. V.P. Acctg. &   1993            125,000          7,500/7,500         4,688
 Finance/CFO           1992            100,000               10,000         3,028

 Tony Balisle (1)      1994            109,783              3,000/0         4,429
 Exec. V.P.            1993                -0-                  -0-           -0-
 Operations            1992                -0-                  -0-           -0-

 Thomas D. Doty        1994            108,750              3,000/0         4,101
 V. P.                 1993             95,000          4,500/4,500         3,534
 Marketing             1992             86,000              3,000/0           555

 T. J. Jones           1994            102,273              5,000/0         3,835
 Director              1993            125,000          7,500/7,500         4,688
                       1992            100,000               10,000         3,028

__________________
(1) Mr. Balisle was promoted to Executive Vice President-Operations in July 1994. Prior to that date, Mr. Balisle served the Company in other positions.
(a) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(b) Amounts consist solely of Company contributions to executives' accounts under the Company's defined contribution plan.
(c) Does not include the value of perquisites and other benefits where the aggregate value of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named executive.

DIRECTOR COMPENSATION

   Non-employee directors are paid an $18,000 annual retainer for attending all regular and special meetings of the Board of Directors. The Company reimburses all directors for their travel expenses in attending meetings. In 1993, the Company adopted a non-statutory stock option plan for non-employee directors.
No more than 50,000 shares may be issued under this plan. This plan provides for the automatic granting of options to purchase 1,000 shares of Company's Common Stock at the fair market value of such common stock on February 1 of each year, which options vest and become exercisable at 20% per year for 5 years and may not be exercised later than 10 years after the date of grant. During 1994, the Company granted to Mr. Frank Conner (who, at the time of grant, was not an employee of the Company) and Mr. Ken Reeves options to acquire 1,000 shares of the Company's Common Stock each at a purchase price of $17.875 per share.
Except as indicated above, American Freightways' officers are not compensated for their services as directors.

OPTIONS/STOCK APPRECIATION RIGHT ("SAR") GRANTS

   The following table sets forth information with respect to the named executives concerning options granted in the last fiscal year and their potential realizable value:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE
                                                                                           APPRECIATION
                                            INDIVIDUAL GRANTS                          FOR OPTION TERM (d)
                      -----------------------------------------------------------    --------------------------
                                      % OF TOTAL
                                       OPTIONS/
                                        SARS
                                      GRANTED TO
                      OPTIONS/        EMPLOYEES
                        SARS             IN           EXERCISE OR
                      GRANTED         FISCAL YR       BASE PRICE       EXPIRATION       5%               10%
NAME                     (#)             (%)           ($/SH) (c)         DATE         ($)               ($)
- ----                  --------        ----------      -----------      ----------    --------          --------
F. S. Garrison (a)      30,000          19.4            17.875           2/01/04      337,838           852,638

James R. Dodd (b)        5,000           3.2            17.875           2/01/04       56,306           142,106

Tony R. Balisle (b)      3,000           1.9            17.875           2/01/04       33,784            85,264

Thomas D. Doty (b)       3,000           1.9            17.875           2/01/04       33,784            85,264

T. J. Jones (b)          5,000           3.2            17.875           2/01/04       56,306           142,106

__________________

(a) Options to acquire 30,000 shares under the Chairman Stock Option Plan, vesting at 20% per year with a term of ten years.

(b) Options granted in 1994 are exercisable starting 12 months after the grant date with 20% of the shares covered thereby becoming exercisable at that time and with an additional 20% of the option shares vesting and becoming exercisable on each successive anniversary date with full vesting occurring on the fifth anniversary date. Unvested portions of options are forfeited upon termination of employment. Under the terms of the Stock Option Plans, the Board of Directors retains discretion subject to plan limits to modify terms of outstanding options. The options were granted for a term of 10 years subject to earlier termination in certain events related to termination of employment. Options issued to F. S. Garrison are non-statutory stock options. James R. Dodd's, Tony R. Balisle's and Thomas D. Doty's options qualify as "incentive stock options" under the Internal Revenue Code.

(c) The exercise price reflects the fair market value of the underlying shares on the grant date. The exercise price and tax withholding obligation related to exercise may be paid by delivery or by offset of shares, subject to certain conditions and limitations.

(d) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

OPTION/SAR EXERCISES AND HOLDINGS

   The following table sets forth information with respect to the named executives concerning exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                               VALUE OF UNEXERCISED IN-THE
                       SHARES                                 NUMBER OF UNEXERCISED                MONEY OPTIONS/SARS
                      ACQUIRED          VALUE                 OPTIONS/SARS AT FY-END                   AT 12/31/94
                     ON EXERCISE     REALIZED (a)            EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE (b)
    NAME                 (#)             ($)                            (#)                                    ($)
    ----             -----------     ------------            -------------------------         --------------------------------
F. S. Garrison             -0-               -0-                  100,000/430,000                     681,250/2,725,000

James R. Dodd           15,000           188,188                     6,000/51,000                       101,250/578,500

Tony R. Balisle         10,500           156,581                       900/24,600                         6,131/245,850

Thomas D. Doty           4,000            74,000                    17,800/26,200                       233,213/272,850

T. J. Jones                -0-               -0-                    62,000/51,000                       919,313/578,500

_________________
(a) Market price of underlying securities at exercise date, minus exercise or base price of "in the money" options.

(b) Market value of the Company's Common Stock at 12/31/94 was $19.875 per share and was used to calculate value.

                      REPORT OF THE COMPENSATION COMMITTEE

   The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering the policies that govern compensation and benefit packages in general and the compensation for the members of the Company's Management Committee in particular. The total compensation package of officers of the Company consists of base salary, stock options and the Company's contributions to executives accounts under the Company's defined contribution plan.

   In reviewing the total compensation of the Company's executive officers, the Committee compares American Freightways' corporate performance, the officers' actual compensation and share ownership with both the industry peers included in the performance graph (see page 15) and a broader more generalized group of similarly sized and geographically located companies. The committee then evaluates the current Company performance (in particular revenue growth, operating ratio and net margin), its financial position (in particular debt to equity, current ratio and asset utilization) and its long range goals against contributions made by key employees in current performance and contributions that would be necessary in obtaining future objectives.

   In general, the Committee believes that the executive officers' compensation should be heavily influenced by Company performance as measured in financial results and stock appreciation. Some of the information the Committee considers and the relative weights the Committee assigns in their analysis are:

          FACTOR                                        WEIGHT
          ------                                        ------
          Annual Revenue Growth                           25%
          Operating Revenue/Operating Expenses            15%
          Net Margin                                      25%
          Earnings Per Share                              15%
          Return on Assets                                10%
          Return on Equity                                10%

     The Company met and surpassed all goals in these areas during 1994.

     The annual compensation programs of the Company are weighted heavily towards a base salary. In reviewing executives base salaries, the Committee considers many factors including corporate performance in meeting both long and short term objectives (see factors in above table), current market conditions and relative size of the Company. The Committee places the most weight (over 60%) on corporate performance with other considerations given between 15-20% of the weight. In addition, the Committee, among other things, evaluates the overall performance of key employees, management succession, the necessity of qualifying compensation under Section 162(m) of the Internal Revenue Code (which is not currently relevant) and other related matters in all aspects of employee compensation and benefits. In dealing with the above factors, many of which cannot be reduced to a mathematical formula, the Committee must use some subjectivity in setting the relative weights assigned to each factor.

     The Company currently has no long term incentive program other than stock option grants. These grants reward the executives of the Company in direct relationship to the Company's stock performance. The Committee believes in the longer term, the value of the stock will be most directly related to revenue growth and earnings per share. For this reason the individual and aggregate stock options granted by the Company are weighted heavily toward meeting these goals. The goals for revenue growth and earnings per share were both met this year. Accordingly, the Committee granted in 1994, options to purchase 154,500 shares of Common Stock to Company executives. In reviewing stock option grants, the Committee considers the amount of options previously granted and the aggregate size of the current awards both by individual and in total. Individual awards are based on contribution by the executive in obtaining current goals and in meeting long term objectives.

     The base salary for F. S. (Sheridan) Garrison, the Company's CEO, is determined by examining the same factors generally considered for the Company's other executives. During 1994, Mr. Garrison's base salary increased by approximately 11% compared to 1993. This increase was a result of the perceived contribution by the CEO to the Company's meeting of the objectives identified earlier with respect to compensation of other company executives. The stock option plan for the Chairman is a non-discretionary plan with the number of options granted tied to the annual growth rate of earnings per share. The formula is set in the plan that was approved by the shareholders in the 1993 Annual Meeting. It cannot be adjusted or waived by the Committee or the Board without amending the plan and obtaining shareholder approval.

     The Committee believes the compensation package of base salary and stock options has fairly compensated the Company's executives in the past. The compensation package is in the mid to low range in comparison to both its industry peers represented in the performance graph (see page 15) and the generalized group of companies. The Committee will continue to review the programs to ensure that the combination of base salary and incentives are fair to the Company and the employees and that the compensation package is related to overall performance of both the employees and the Company in relation to long term objectives of the Company.

THE COMPENSATION COMMITTEE

     Ken Reeves
     F.S. Garrison
     T.J. Jones

COMPENSATION COMMITTEE  INTERLOCKS AND INSIDER PARTICIPATION

     T.J. Jones, a former employee of the Company, is on the Compensation Committee, but will not participate in setting the stock option grants for 1995.

     F.S. Garrison, who also serves as CEO of the Company, is on the Compensation Committee, but does not participate in setting or reviewing the CEO compensation package.

     Other than stated above, there exists no interlocking relationships on the Compensation Committee.

                              COMPANY PERFORMANCE

     The following graph shows a five year comparison of cumulative total returns for American Freightways, the S&P 500 index and an index of peer companies selected by the Company:

                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
        AMONG AMERICAN FREIGHTWAYS, S&P 500 INDEX AND PEER GROUP INDEX


Measurement period              American     S&P 500    Peer Group
(Fiscal Year Covered)          Freightways    Index     Index (2)
- ---------------------          -----------   --------   ----------
Measurement PT -
12/31/89                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/90                    $ 139.17     $  96.89    $  83.93
FYE 12/31/91                    $ 233.33     $ 126.42    $ 120.19
FYE 12/31/92                    $ 310.00     $ 136.05    $ 133.49
FYE 12/31/93                    $ 526.66     $ 149.76    $ 142.68
FYE 12/31/94                    $ 530.00     $ 151.74    $ 136.30


                ASSUMES $100 INVESTED ON DECEMBER 31, 1989

     (1)  TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS, IF APPLICABLE.

     (2)  PEER GROUP TOTAL RETURN BASED ON MARKET CAPITALIZATION.
          PEER GROUP COMPRISED OF EIGHT PUBLICLY-TRADED, LESS-THAN-TRUCKLOAD CARRIERS.

     The total cumulative return on investments (change in the year-end stock price plus applicable reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 is based on the stock price or market index at the end of fiscal year 1989.

     The above graph compares the Company with that of the S&P 500 and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Arkansas Best Corporation, Arnold Industries, Inc., Carolina Freight Corporation, Consolidated Freightways, Inc., Old Dominion Freight Line, Inc., Roadway Services, Inc., TNT Freightways Corporation and Yellow Corporation.

     The stock price performance depicted in the above graph is not necessarily indicative of future price performance.

                              CERTAIN TRANSACTIONS

     Any transactions between the Company and its officers, directors, principal shareholders or other affiliates will be approved by a majority vote of the Company's disinterested directors and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the Securities and Exchange Act of 1934, the Company's executive officers, directors and those persons who own more than ten percent of the Company's Common Stock are required to file reports of ownership and subsequent changes of ownership with the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement, any failure to file by these dates. Based upon a review of the copies of such reports filed with the Commission and written representations from the Company's directors and executive officers, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with.


                             AUDITORS TO BE PRESENT

     A representative of Ernst & Young LLP, the Company's auditors for fiscal 1994, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

     Any shareholder proposal to be presented at the 1996 Annual Meeting should be directed to Mr. Tom Garrison, Secretary/Treasurer of the Company, and must be received by the Company on or before December 29, 1995. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.


                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Solicitations may be made personally, by written communications, telephone or telegraph, and may be made by directors and regular employees of the Company.


                        ADDITIONAL INFORMATION AVAILABLE

     Upon written request, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to Mr. James R. Dodd, Chief Financial Officer, American Freightways Corporation, P. O. Box 840, Harrison, Arkansas 72602-0840.

                                 OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented to the shareholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.


     SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                              By Order of the Board of Directors


                              /s/ F. S. Garrison
                              ___________________________________
                              F. S. (Sheridan) Garrison,
                              Chairman of the Board of Directors,
                              President and Chief Executive Officer

February 21, 1995

                        AMERICAN FREIGHTWAYS CORPORATION
        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                        OF SHAREHOLDERS, MARCH 28, 1995

The undersigned shareholder(s) of American Freightways Corporation (the "Company") hereby appoint F. S. Garrison and Tom Garrison, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at 2200 Forward Drive, Harrison, Arkansas on Tuesday, March 28, 1995 at 7:00 p.m., local time, and at any adjournments thereof, for the transaction of the following business:

1. TO FIX THE NUMBER OF DIRECTORS AT NINE AND TO ELECT NINE DIRECTORS TO THE TERMS SET FORTH BELOW:

    FOR all nominees listed below   WITHHOLD AUTHORITY          AGAINST
    (except as marked to contrary   to vote for all nominees    all nominees
    below)[_]                       below [_]                   listed below [_]

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE CHECK THE BOX MARKED "FOR" IMMEDIATELY ABOVE AND STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

    Class I (one year term)      Ben A. Garrison, Will Garrison, Tony Balisle
    Class II (two year term)     Tom Garrison, T. J. Jones, Frank Conner
    Class III (three year term)  F. S. Garrison, Ken Reeves, James R. Dodd

    If Proposal 2 is not adopted at the 1995 Annual Meeting of Shareholders,
                     ---
    all nominees will serve a one year term until the 1996 Annual Meeting of Shareholders.

2. TO APPROVE AN AMENDMENT TO CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION RELATING TO:

     Part A       Classification of the Board
     [_]   FOR            [_]   AGAINST          [_]   ABSTAIN

     Part B       Removal of Directors only for cause
     [_]   FOR            [_]   AGAINST          [_]   ABSTAIN

     Part C       Filling of vacancies on the Board
     [_]   FOR            [_]   AGAINST          [_]   ABSTAIN

     Part D       Fixing the size of the Board
     [_]   FOR            [_]   AGAINST          [_]   ABSTAIN

                  (continued, and to be signed on other side)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE.



               Dated ___________________________ , 1995


               ______________________________________
               Signature

               ______________________________________
               Signature

(Please sign exactly as name(s) appears at left. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, then signature should be by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)